Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3 (No. 333-218775) and in the related Prospectus of Eldorado Resorts Inc.;

(2)	Registration Statements on Form S-4 (Nos. 33-233591 and 333-214422) and in the related Prospectus of Eldorado Resorts, Inc.; and
(3)	Registration Statements on Form S-8 (Nos. 333-198830, 333-203227 and 333-232336) of Eldorado Resorts, Inc.

of our reports dated February 27, 2020 with respect to the consolidated financial statements and schedule of Eldorado Resorts, Inc. and the effectiveness of internal control over financial reporting of Eldorado Resorts, Inc. included in this Annual Report (Form 10-K) of Eldorado Resorts, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 27, 2020